Pangaea Logistics Solutions Ltd. Announces Purchase of Vessel

Addition of Ultramax Brings Owned Fleet to 25 Ships

NEWPORT, RI – August 23, 2022 - Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL), a global provider of comprehensive maritime logistics solutions, announced it has purchased a vessel to add to its operating fleet. The ship was purchased in the second-hand market for USD 17.1 million. The Company will own 25 ships when the new ship is delivered to Pangaea in September or October 2022. Pangaea consistently operates a total fleet of 50-60 vessels in worldwide trades.

“This 2010 Hyundai Vinashin shipyard-built 56,000 dwt dry bulk vessel fits well with our core fleet, with CO2 fitted holds able to transport premium cargo under our customer contracts of affreightment and spot trades. We have operated the ship for the past year on a charter-in basis, and it has performed well for us,” said Pangaea’s Chief Operating Officer Mads Boye Petersen. “We are committed to providing our clients with excellent service through our flexible owned and operated fleet. This ship, to be named Bulk Sachuest, will bring our owned fleet to 25 and is another step in our efforts to maintain our owned fleet with high quality and efficient tonnage,” Petersen added.

About Pangaea Logistics Solutions Ltd.

Pangaea Logistics Solutions Ltd. (NASDAQ: PANL) provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

Investor Relations Contacts

Gianni Del Signore	Emily Blum
Chief Financial Officer	Prosek Partners
401-846-7790	973-464-5240
Investors@pangaeals.com	eblum@prosek.com

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company disclaims any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise, except as required by law. Such risks and uncertainties include, without limitation, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors, as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov.